Exhibit 10.21

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

SAFECO CORPORATION

and

MICHAEL S. McGAVICK

Dated as of January 5, 2005

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (this “Agreement”), dated as of January 5, 2005 (“Effective Date”), is made between Safeco Corporation, a Washington corporation (“Safeco”), and Michael S. McGavick (“Employee”);

Recitals

A. Safeco desires to provide for the continued services and employment of Employee upon the terms and conditions stated in this Agreement; and

B. Employee desires to continue to perform services for Safeco upon the terms and conditions stated in this Agreement.

Agreement

In consideration of the foregoing premises and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, Safeco and Employee agree as follows:

1. EMPLOYMENT

Employee has been and is currently employed as Safeco’s President and Chief Executive Officer. Employee will have the authority, subject to Safeco’s Articles of Incorporation and Bylaws, as may be granted from time to time by the Board of Directors of Safeco. Employee will perform the duties and have the responsibilities and authority assigned to the president in Safeco’s Bylaws, the duties customarily performed by the chief executive officer of a corporation which is, in all respects, similar to Safeco and such other duties as may be assigned from time to time by the Board of Directors of Safeco, which relate to the business of Safeco, its subsidiaries, or any business ventures in which Safeco or its subsidiaries may participate.

2. ATTENTION AND EFFORT

Employee will devote all of his entire productive time, ability, attention and effort to Safeco’s business and will skillfully serve its interests during the term of this Agreement; provided, however, that Employee may devote reasonable periods of time to (a) engaging in personal investment activities, (b) serving on the Board of Directors of other corporations, if such service would not otherwise be prohibited by Section 7 of this Agreement and is approved pursuant to Safeco’s Policy on Outside Directorships, and (c) engaging in charitable or community service activities, so long as none of the foregoing additional activities materially interfere with Employee’s duties under this Agreement and are approved or reported pursuant to Safeco’s Policy on Outside Directorships.

3. COMPENSATION

During the term of this Agreement, Safeco agrees to pay or cause to be paid to Employee, and Employee agrees to accept in exchange for the services rendered hereunder by him, the following compensation:

3.1 Base Salary

Employee’s compensation shall consist, in part, of an annual base salary at a rate of at least Eight Hundred Fifty Thousand Dollars ($850,000.00) before all customary payroll deductions. Such annual base salary shall be paid in substantially equal installments and at the same intervals as other officers of Safeco are paid. This salary may be, but is not required to be, increased from time-to-time, subject to and in accordance with the annual compensation review procedures of Safeco’s Compensation Committee.

3.2 Bonus

Employee may also be entitled to receive, in addition to the base salary described above, an annual bonus in an amount to be determined by the Board of Directors of Safeco or under the Board’s delegated authority by the Compensation Committee of the Board (the “Committee”), in its or their sole discretion. Employee’s target bonus shall be equal to one hundred twenty per cent (120%) of annual base salary, and his maximum bonus shall not exceed two hundred forty per cent (240%) of annual base salary.

3.3 Equity Grants

Employee shall be entitled to participate in any future equity compensation programs of the Company on the same basis as other executives; provided that awards to Employee, if any, under such programs, will be made in the sole discretion of the Committee.

3.4 Vesting and Exercisability

As an incentive to Employee to remain employed by the Company through December 31, 2008, each equity award granted to Employee after December 31, 2004 shall include a December 31, 2008 vesting date in addition to any other vesting date determined by the Committee and set forth in the individual award agreement. The vesting schedule for each award shall provide that the number of shares that vest on December 31, 2008 shall at least equal the number of shares that vest after that date. In addition, any such stock options that are or become exercisable as of Employee’s termination of employment after December 31, 2008, shall remain exercisable for five years thereafter; provided, however, that no stock option shall remain exercisable beyond its maximum stated term. Existing awards shall not otherwise be modified.

4. BENEFITS

4.1 Retirement and Savings Plans

During Employee’s employment with Safeco, Employee shall be entitled to participate in all defined contribution plans and defined benefit plans or plans, including excess benefit or supplemental retirement plans or agreements, maintained by Safeco, as now or hereinafter in effect, that are applicable to Safeco’s employees generally or to its executive officers, subject to and on a basis consistent with the terms, conditions and overall administration of such plans, programs and arrangements. Benefits payable under such plans shall commence pursuant to the terms of such plans.

4.2 Other Benefit Programs

During Employee’s employment with Safeco, Employee will be entitled to participate, subject to and in accordance with applicable eligibility requirements, in all other employee benefit plans, programs and arrangements of Safeco, as now or hereinafter in effect, that are applicable to Safeco’s employees generally or to its executive officers, as the case may be, subject to and on a basis consistent with the terms, conditions and overall administration of such plans, programs and arrangements, and subject to Section 4.1.

4.3 Housing Loan and Benefits

In connection with Employee’s relocation to Seattle in 2001 Safeco provided Employee with a home purchase loan in an amount of $1,275,000. The principal amount will be due at the earlier of fifteen (15) years from the date of the loan or one (1) year after the termination of Employee’s employment with Safeco. Nothing contained in this Agreement or otherwise shall amend this loan in any manner.

4.4 Vacation and Other Leaves

Employee shall be entitled to paid vacation and other paid absences, whether for holidays, illness, or any similar purposes, in accordance with policies applicable generally to executive officers of Safeco; provided, however, that Employee shall be entitled to at least twenty (20) days of paid vacation per calendar year.

4.5 Air Transportation

When Employee requires air travel, Safeco shall provide Employee with the fastest and most efficient form of air transport, whether through commercial or private service. Costs of air transportation for Employee’s personal travel shall be Employee’s personal responsibility. Costs of air transportation for Employee’s business travel will be paid by Safeco.

4.6 Expenses

Employee shall be entitled to receive reimbursement for all reasonable and customary expenses incurred by him in performing services under this Agreement, including all expenses of travel and accommodations while away from his residence on business or at the request of and in the service of Safeco; provided, however, that such expenses are incurred, accounted for and approved in accordance with the policies and procedures established from time-to-time by Safeco.

5. TERMINATION

Employment of Employee pursuant to this Agreement may be terminated as follows, but in any case, the provisions of Section 7 hereof shall survive the termination of this Agreement and the termination of Employee’s employment hereunder:

5.1 By Safeco

With or without Cause (as defined below), Safeco may terminate the employment of Employee at any time during the term of employment upon giving Notice of Termination (as defined below).

5.2 By Employee

Employee may terminate his employment at any time, for any reason, upon giving Notice of Termination.

5.3 Automatic Termination

This Agreement and Employee’s employment hereunder shall terminate automatically upon the death or total disability of Employee. The term “total disability” as used herein shall mean Employee’s inability to perform the duties set forth in Section 1 hereof for a period of sixty (60) consecutive days or periods aggregating one hundred five (105) calendar days in any 12-month period as a result of physical or mental illness, loss of legal capacity or any other cause beyond Employee’s control, unless Employee is granted a leave of absence by the Board of Directors of Safeco. Employee and Safeco hereby acknowledge that Employee’s ability to perform the duties specified in Section 1 is of the essence of this Agreement. Termination hereunder shall be deemed to be effective (a) at the end of the calendar month in which Employee’s death occurs or (b) immediately upon a determination by the Board of Directors of Safeco of Employee’s total disability, as defined herein.

5.4 Notice

The term “Notice of Termination” shall mean at least thirty (30) days’ written notice of termination of Employee’s employment, during which period Employee’s employment and performance of services will continue; provided, however, that Safeco may, upon notice to Employee and without reducing Employee’s compensation during such period, excuse Employee from any or all of his duties during such period. The effective date of the termination of Employee’s employment hereunder shall be the date on which such 30-day period expires.

6. TERMINATION PAYMENTS

In the event of termination of the employment of Employee, all compensation and benefits set forth in this Agreement shall terminate except as specifically provided in this Section 6:

6.1 Termination by Safeco

If Safeco terminates Employee’s employment without Cause, Employee shall receive (a) termination payments equal to one year’s annual base salary (at the annual rate then in effect), and (b) any unpaid annual base salary that has accrued for services already performed as of the date termination of Employee’s employment becomes effective. If Employee is terminated by Safeco for Cause, Employee shall not be entitled to receive any of the foregoing benefits, other than those set forth in clause (b) above. Except as provided above, Employee’s rights upon termination of employment will be governed by Safeco’s standard policy and practice, or as determined by the Board of Directors or a committee thereof. The termination payments under clause (a) above are payable contingent upon Employee’s resignation from Safeco’s Board of Directors and execution of a waiver and release of claims arising out of his employment and/or the termination of his employment with Safeco, other than normal exclusions for indemnification pursuant to any policies of insurance and/or the provisions of the Safeco’s By-laws or Articles of Incorporation.

6.2 Termination by Employee

In the case of the termination of Employee’s employment by Employee, Employee shall not be entitled to any payments hereunder, other than those set forth in clause (b) of subsection 6.1 above.

6.3 Procedures Regarding Termination for Cause

No termination of Employee’s employment by Safeco for Cause shall be effective unless the provisions of this Section 6.3 shall have been complied with. Employee shall be given written notice by the Board of Directors of the intention to terminate him for Cause, such notice (i) to state in detail the particular circumstances that constitute the grounds on which the proposed termination for Cause is based and (ii) to be given no later than 60 days after the Board of Directors first learns of such circumstances. At the sole discretion of the Board of Directors, Employee may be placed on paid administrative leave and relieved of all employment responsibilities upon issuance of the notice. Employee shall have 15 days after receiving such notice in which to cure such grounds, to the extent such cure is possible. If he fails to cure such grounds, Employee shall then be entitled to a hearing before the Board of Directors. Such hearing shall be held within 20 days of his receiving such notice, provided that he requests such hearing within 15 days of receiving such notice. If, within five days following such hearing, the Board of Directors gives written notice to Employee confirming that, in the judgment of at least two-thirds of the members of the Board of Directors (excluding Employee), Cause for terminating his employment on the basis set forth in the original notice exists, his employment with Safeco shall thereupon be terminated for Cause.

6.4 Termination in Connection With a Change in Control

Safeco and Employee previously executed a Change in Control Severance Agreement (the “Change in Control Agreement”), a true and correct copy of which is attached hereto as Exhibit A. In circumstances constituting a Change in Control, as defined in the Change in Control Agreement, Employee’s rights upon termination of employment will be governed by the terms of the Change in Control Agreement, and this Section 6 will be null and void.

6.5 Payment Schedule

All payments under this Section 6 shall be made to Employee at the same interval as payments of salary were made to Employee immediately prior to termination.

6.6 Cause

Wherever reference is made in this Agreement to termination being with or without Cause, “Cause” shall include, without limitation, the occurrence of one or more of the following events:

(a) Failure or refusal to carry out the lawful duties of Employee described in Section 1 of this Agreement or any directions of the Board of Directors of Safeco or any committee of the Board, which directions are reasonably consistent with the duties herein set forth to be performed by Employee (other than as a result of illness, accident, or other physical or mental incapacity), provided that (i) a demand for performance of services has been delivered to Employee in writing by or on behalf of the Board of Directors of the Company subsequent to the completion of the procedures set forth in Section 6.3 identifying the manner in which such Board of Directors believes that Employee has failed to perform and (ii) Employee has thereafter failed to remedy such failure to perform;

(b) Violation by Employee of a state or federal criminal law involving the commission of a crime against Safeco or a felony involving moral turpitude or a violation of 18 U.S.C. § 1033 (unless the action constituting such violation was taken with the advice of counsel which may include the general counsel of Safeco), including the entry of a guilty or nolo contendere plea;

(c) Conduct by Employee that constitutes willful gross neglect or willful gross misconduct in carrying out his duties, resulting, in either case, in material harm to Safeco, monetarily or otherwise, unless Employee reasonably believed in good faith that such act or non-act was in or not opposed to the best interests of Safeco; or

(d) Current use by Employee of illegal substances; deception, fraud, misrepresentation or dishonesty by Employee; any incident materially compromising Employee’s reputation or ability to represent Safeco with the public.

7. NONCOMPETITION AND NONSOLICITATION

7.1 Applicability

This Section 7 shall survive the termination of Employee’s employment with Safeco.

7.2 Scope of Competition

If Employee’s employment with Safeco terminates on or prior to December 31, 2008, Employee agrees that he will not, directly or indirectly, during his employment and for a period of 1 year from the date on which his employment with Safeco terminates for any reason, or this Agreement expires, be employed by, consult with, be a director of or otherwise perform services for, own, manage, operate, join, control or participate in the ownership, management, operation or control of or be connected with, in any manner, any Competitor. If Employee’s employment with Safeco terminates after December 31, 2008 for any reason, the term of Employee’s non-competition obligations described above will increase from 1 year to 3 years. A “Competitor” shall include any entity which, directly or indirectly, competes with Safeco or produces, markets, distributes or otherwise derives benefit from the production, marketing or distribution of products or services which compete with products then produced or services then being provided or marketed, by Safeco or the feasibility for production of which Safeco is then actually studying, or which is preparing to market or is developing products or services that will be in competition with the products or services then produced or being studied or developed by Safeco, in each case within the geographical area of the United States, unless released from such obligation in writing by Safeco’s Board of Directors. Employee shall be deemed to be related to or connected with a Competitor if such Competitor is (a) a partnership in which he is a general or limited partner or employee, (b) a corporation or association of which he is a shareholder, officer, employee or director, or (c) a partnership, corporation or association of which he is a member, consultant or agent; provided, however, that nothing in this Agreement shall prevent the purchase or ownership by Employee of shares which constitute less than one percent of the outstanding equity securities of a publicly or privately held corporation, if Employee had no other relationship with such corporation.

7.3 Scope of Nonsolicitation

Employee shall not directly or indirectly solicit, influence or entice, or attempt to solicit, influence or entice, any employee or consultant of Safeco to cease his or her relationship with Safeco or solicit, influence, entice or in any way divert any customer, distributor, partner, joint venturer or supplier of Safeco to do business or in any way become associated with any Competitor. This Section 7.3 shall apply during the time periods and geographical area described in Section 7.2.

7.4 Assignment of Intellectual Property

All concepts, designs, machines, devices, uses, processes, technology, trade secrets, works of authorship, customer lists, plans, embodiments, inventions, improvements or related work product (collectively “Intellectual Property”) which Employee develops, conceives or first reduces to practice during the term of his employment hereunder or within one year after the termination of his employment hereunder or the expiration of this Agreement, whether working alone or with others, shall be the sole and exclusive property of Safeco, together with any and all Intellectual Property rights, including, without limitation, patent or copyright rights, related thereto, and Employee hereby assigns to Safeco all of such Intellectual Property. “Intellectual Property” shall include only such concepts, designs, machines, devices, uses, processes, technology, trade secrets, customer lists, plans, embodiments, inventions, improvements and work product which (a) relate to Employee’s performance of services under this Agreement, to Safeco’s field of business or to Safeco’s actual or demonstrably anticipated research or development, whether or not developed, conceived or first reduced to practice during normal business hours or with the use of any equipment, supplies, facilities or trade secret information or other resource of Safeco or (b) are developed in whole or in part on Safeco’s time or developed using Safeco’s equipment, supplies, facilities or trade secret information, or other resources of Safeco, whether or not the work product relates to Safeco’s field of business or Safeco’s actual or demonstrably anticipated research.

7.5 Disclosure and Protection of Inventions

Employee shall disclose in writing all concepts, designs, processes, technology, plans, embodiments, inventions or improvements constituting Intellectual Property to Safeco promptly after its or their development. At Safeco’s request and at Safeco’s expense, Employee will assist Safeco or its designee in efforts to protect all rights relating to such Intellectual Property. Such assistance may include, without limitation, the following: (a) making application in the United States and in foreign countries for a patent or copyright on any work products specified by Safeco; (b) executing documents of assignment to Safeco or its designee of all of Employee’s right, title and interest in and to any work product and related intellectual property rights; and (c) taking such additional action (including, without limitation, the execution and delivery of documents) to perfect, evidence or vest in Safeco or its designee all right, title and interest in and to any Intellectual Property and any rights related thereto.

7.6 Nondisclosure; Return of Materials

During the Term and following termination of Employee’s employment with Safeco, Employee will not disclose (except as required by his duties to Safeco) any concept, design, process, technology, trade secret, customer list, plan, embodiment, or invention, any other Intellectual Property or any other confidential information, whether patentable or not, of Safeco of which Employee becomes informed or aware during his employment, whether or not developed by Employee. In the event of the termination of his employment with Safeco or the expiration of this Agreement, Employee will return all documents, data and other materials of whatever nature, including, without limitation, drawings, specifications, research, reports, embodiments, software and manuals to Safeco which pertain to his employment with Safeco or to any Intellectual Property and shall not retain or cause or allow any third party to retain photocopies or other reproductions of the foregoing.

7.7 Equitable Relief

Employee acknowledges that the provisions of this Section 7 are essential to Safeco, that Safeco would not enter into this Agreement if it did not include this Section 7 and that damages sustained by Safeco as a result of a breach of this Section 7 cannot be adequately remedied by damages, and Employee agrees that Safeco, notwithstanding any other provision of this Agreement, including, without limitation, Section 13 hereof, and in addition to any other remedy it may have under this Agreement or at law, shall be entitled to injunctive and other equitable relief to prevent or curtail any breach of any provision of this Agreement, including, without limitation, this Section 7.

7.8 Effect of Violation

Employee and Safeco acknowledge and agree that additional consideration has been given for Employee entering into this Section 7, such additional consideration including, without limitation, certain provisions for termination payments pursuant to Section 6 of this Agreement. Violation by Employee of this Section 7 shall relieve Safeco of any obligation it may have to make such termination payments, but shall not relieve Employee of his obligations, as required hereunder, not to compete.

7.9 Definition of Safeco

For purposes of subsection 7.2 and subsection 7.3 hereof, “Safeco” shall include all subsidiaries of Safeco, Safeco’s and any business ventures in which Safeco, its subsidiaries may participate.

8. REPRESENTATIONS AND WARRANTIES

In order to induce Safeco to enter into this Agreement, Employee represents and warrants to Safeco as follows:

8.1 No Violation of Other Agreements

Neither the execution nor the performance of this Agreement by Employee will violate or conflict in any way with any other agreement by which Employee may be bound, or with any other duties imposed upon Employee by corporate or other statutory or common law.

8.2 Patents, Etc.

Employee has prepared and attached hereto as Schedule 1 a list of all inventions, patent applications and patents made or conceived by Executive prior to the date hereof, which are subject to prior agreement or which Employee desires to exclude from this Agreement, or, if no such list is attached, Employee hereby represents and warrants to Safeco that there are no such inventions, patent applications or patents.

9. INDEMNIFICATION

Employee shall be indemnified by Safeco to the extent permitted by applicable law and as provided by Article XII of Safeco’s Bylaws.

10. FORM OF NOTICE

All notices given hereunder shall be given in writing, shall specifically refer to this Agreement and shall be personally delivered or sent by telecopy or other electronic facsimile transmission or by registered or certified mail, return receipt requested, at the address set forth below or at such other address as may hereafter be designated by notice given in compliance with the terms hereof:

If to Employee:	Michael S. McGavick
[such address as may appear in the personnel
records of Safeco or such other address as
Employee may specify in writing]

If to Safeco:	Secretary
Safeco Corporation
Safeco Plaza
Seattle, WA 98185

Copy to:	General Counsel
Safeco Corporation
Safeco Plaza
Seattle, Washington 98185

If notice is mailed, such notice shall be effective upon mailing, or if notice is personally delivered or sent by telecopy or other electronic facsimile transmission, it shall be effective upon receipt.

11. ASSIGNMENT

This Agreement is personal to Employee and shall not be assignable by Employee. Subject to the provisions of Section 6.5 and Section 6.6 of this Agreement, Safeco may assign its rights hereunder to (a) any corporation resulting from any merger, consolidation or other reorganization to which Safeco is a party or (b) any corporation, partnership, association or other person to which Safeco may transfer all or substantially all of the assets and business of Safeco existing at such time. All of the terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

12. WAIVERS

No delay or failure by either party in exercising, protecting or enforcing any of its or his rights, titles, interests or remedies under this Agreement, and no course of dealing or performance with respect thereto, shall constitute a waiver. The express waiver by a party of any right, title, interest or remedy in a particular instance or circumstance shall not constitute a waiver thereof in any other instance or circumstance. All rights and remedies shall be cumulative and not exclusive of any other rights or remedies.

13. ARBITRATION

Subject to the provisions of Section 7.7 of this Agreement, any controversies or claims arising out of or relating to this Agreement shall be fully and finally settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect (the “AAA Rules”), conducted by one arbitrator either mutually agreed upon by Safeco and Employee or chosen in accordance with the AAA Rules, except that the parties thereto shall have any right to discovery as would be permitted by the Federal Rules of Civil Procedure for a period of 90 days following the commencement of such arbitration and the arbitrator thereof shall resolve any dispute which arises in connection with such discovery. The prevailing party shall be entitled to costs, expenses and reasonable attorneys’ fees, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

14. AMENDMENTS IN WRITING

No amendment, modification, waiver, termination or discharge of any provision of this Agreement, nor consent to any departure therefrom by either party, shall in any event be effective unless the same shall be in writing, specifically identifying this Agreement and the provision intended to be amended, modified, waived, terminated or discharged and signed by Safeco and Employee, and each such amendment, modification, waiver, termination or discharge shall be effective only in the specific instance and for the specific purpose for which given. No provision of this Agreement shall be varied, contradicted or explained by any oral agreement, course of dealing or performance or any other matter not set forth in an agreement in writing and signed by Safeco and Employee.

15. APPLICABLE LAW

This Agreement shall in all respects, including all matters of construction, validity and performance, be governed by, and construed and enforced in accordance with, the laws of the state of Washington, without regard to any rules governing conflicts of laws.

16. SEVERABILITY

If any provision of this Agreement shall be held invalid, illegal or unenforceable in any jurisdiction, for any reason, including, without limitation, the duration of such provision, its geographical scope or the extent of the activities prohibited or required by it, then, to the full extent permitted by law (a) all other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in order to carry out the intent of the parties hereto as nearly as may be possible, (b) such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision hereof, and (c) any court or arbitrator having jurisdiction thereover shall have the power to reform such provision to the extent necessary for such provision to be enforceable under applicable law.

17. HEADINGS

All headings used are for convenience only and shall not in any way affect the construction of, or be taken into consideration in interpreting, this Agreement.

18. COUNTERPARTS

This Agreement, and any amendment or modification entered into pursuant to Section 14 hereof, may be executed in any number of counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute one and the same instrument.

19. ENTIRE AGREEMENT

This Agreement on and as of the date hereof constitutes the entire agreement between Safeco and Employee with respect to the subject matter hereof and all prior or contemporaneous oral or written communications, understandings or agreements between Safeco and Employee with respect to such subject matter are hereby superseded and nullified in their entireties.

IN WITNESS WHEREOF, the parties have executed and entered into this Agreement on the date set forth above.

/s/ Michael S. McGavick
Michael S. McGavick

Safeco Corporation

By	/s/ Robert S. Cline
Robert S. Cline
Lead Director

SCHEDULE 1

None.